Exhibit 4.21

Term Loan Agreement Third Modification Agreement

Tokyo Lifestyle Co., Ltd. (Yoshitsu Co.,Ltd. changed its trade name as of October 31, 2024, and before such trade name change, Yoshitsu Co.,Ltd.Yoshitsu Trading. Hereinafter referred to as the “Borrower”), Mitsubishi UFJ Bank, Ltd. (the “Lenders”), Mitsubishi UFJ Bank Limited and Mizuho Bank, Ltd. (the “Agent”), and The Bank of Mitsubishi UFJ, Ltd. in its capacity as agent (the “Agent”). (the “Lenders”) and The Bank of Tokyo-Mitsubishi UFJ, Ltd. in its capacity as agent (the ‘Agent’) hereby announce the following amendments to the Term Loan Agreement dated August 26, 2021 (as amended, the “Original Agreement”) among the Lenders, all of the Lenders and the Agent. (the “Lenders”), the Third Amendment to the Term Loan Agreement (the “Agreement”) is hereby entered into as follows The term loan agreement is hereinafter referred to as the “Term Loan Agreement”. Terms used in this Agreement shall have the meanings ascribed to them in the Original Agreement, unless otherwise defined herein.

ARTICLE 1 AMENDMENT TO ORIGINAL AGREEMENT

All parties to this Agreement hereby amend Schedule 2 (Repayment Schedule) attached to the Original Agreement as follows:

NOTICE

REPAYMENT SCHEDULE

Principal repayment date	Principal repayment amount (before change)	Principal repayment amount (after change)
End of Dec 2024	¥21,000,000	¥0
End of Mar 2025	¥21,000,000	¥21,000,000
End of Jun 2025	¥21,000,000	¥21,000,000
End of Sep 2025	¥21,000,000	¥21,000,000
End of Dec 2025	¥21,000,000	¥21,000,000
End of Mar 2026	¥21,000,000	¥21,000,000
End of Jun 2026	¥21,000,000	¥21,000,000
End of Aug 2026	¥483,000,000	¥504,000,000

Article 2 Effect of Other Provisions of Original Agreement

Each provision of the Original Agreement other than those provided for in Article 1 of this Agreement shall remain in full force and effect.

Article 3 Effective Date of this Agreement

This Agreement shall take effect on the date of execution.

As evidence of execution of this Agreement, all parties hereto have executed one (1) original copy of this Agreement, which shall be signed or sealed by each party hereto and shall be retained by the Agent. Each of the other parties hereto shall receive a copy from Agent.

December 30, 2024

Borrower (address and name and seal):

5-9, Koto-bashi 2-chome, Sumida-ku, Tokyo

Tokyo Lifestyle Co., Ltd.

Representative Director Mei Kanayama

(Tokyo Lifestyle Co., Ltd.)

Lenders and Agent (address and name and seal):

The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Representative Junichi Hanzawa

(The Bank of Tokyo-Mitsubishi UFJ, Ltd.)

Lender (address, name and seal):

Kameido Corporate Department, Mizuho Bank, Ltd. 1-39-10 Kameido, Koto-ku, Tokyo

Department Manager Ippei Shimaguchi

(Mizuho Bank, Ltd.)